                                                                   EXHIBIT 99.20


[ASARCO Logo]                                [Cyprus Amax Minerals Company Logo]


ATTENTION ASARCO AND CYPRUS AMAX SHAREHOLDERS:


                           THE ASARCO CYPRUS MERGER:
                         THE ONLY DEAL YOU CAN COUNT ON
                                TO DELIVER VALUE


The proposed Asarco Cyprus merger is the only transaction that you can count on
                                         ----
to deliver value.  It is the only transaction that you can count on to be
                             ----
completed.

Phelps Dodge wants you to give up much of what you would realize in an Asarco Cyprus merger to Phelps Dodge's shareholders through Phelps Dodge's unsolicited hostile exchange offers. And, Phelps Dodge can't even assure you that it can complete its transaction.

Compare the certainties of the proposed Asarco Cyprus merger with the uncertainties of Phelps Dodge:


          ASARCO CYPRUS                                    PHELPS DODGE
 .  September 30 shareholder vote             .  No Phelps Dodge shareholder vote by
 .  All regulatory consents obtained             September 30
 .  Fully negotiated and effective merger     .  Uncertain timing of antitrust clearance
   agreement                                 .  Exchange offer subject to numerous
                                                conditions
                                             .  Unknown closing date, if ever
                                             .  No form of merger agreement proposed

Ask yourself:

1.  Why has Phelps Dodge not accepted Asarco Cyprus' terms of August 25, 1999?

    Is it because Phelps Dodge does not want to give Asarco and Cyprus Amax shareholders a fair ownership interest in the enterprise based upon their contribution?

2. Why is Phelps Dodge threatening to walk away if shareholders vote in favor of the transaction?

    Is it because they don't want to pay for your fair share of the value created by the Asarco Cyprus merger?

3. Why is Phelps Dodge bringing lawsuits in New Jersey and Delaware to prevent shareholders from voting on the Asarco Cyprus deal?

    Is it because they are unprepared to present you with a competitive deal ready for completion?

          Asarco and Cyprus Amax shareholders need not be stampeded by Phelps Dodge's self-serving agenda.

Shareholder approval of the Asarco Cyprus merger on September 30 means you will:
  .  Receive an immediate cash payment of $5.00 per share
  . Be the owners of the largest publicly-traded copper company in the world with an estimated cash cost of 50 cents per pound
  . Benefit from 100% of an estimated $275 million of annual savings achievable from our combination


        VOTE FOR THE PROPOSED ASARCO CYPRUS TRANSACTION ON SEPTEMBER 30
             ---

              Despite what Phelps Dodge would like you to believe:
                  It is the only transaction you can count on.

         We urge you to sign, date and mail the WHITE proxy card today.
                                                -----


/s/ Francis R. McAllister                       /s/ Milton H. Ward
Francis R. McAllister                           Milton H. Ward
Chairman and Chief Executive Officer            Chairman, Chief Executive
ASARCO Incorporated                             Officer and President
                                                Cyprus Amax Minerals Company


                                   IMPORTANT


    If you need assistance or information, please call our proxy solicitors:

     Asarco Shareholders:                      Cyprus Amax Shareholders:
      MORROW & CO., INC.                         GEORGESON SHAREHOLDER
      at (800) 662-5200                           COMMUNICATIONS INC.
or CHRIS SCHULTZ, Treasurer, Asarco                at (800) 223-2064
      at (212) 510-2329                     or JOHN TARABA, VP and Controller,
                                                     Cyprus Amax
                                                   at (303) 643-5244



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